Exhibit 99.2

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K/A
Amendment No. 3

FOR ANNUAL AND TRANSITION REPORTS
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
[X]	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2001

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-14488

SEITEL, INC.
(Exact name of registrant as specified in charter)

Delaware	76-0025431
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

50 Briar Hollow Lane, 7th Floor West	77027
Houston, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:	(713) 881-8900

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	New York Stock Exchange;
Toronto Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:	None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes	[X]	No	[ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

The aggregate market value of the voting stock held by non-affiliates of the registrant at March 28, 2002 was approximately $225,707,442. On such date, the closing price of the Common Stock on the New York Stock Exchange was $9.15 and there were a total of 25,075,350 shares of Common Stock outstanding.

ITEM 1. BUSINESS

General

          Seitel, Inc. (the "Company") is a leading provider of seismic data and related geophysical services and expertise to the petroleum industry. The Company owns and licenses what it believes to be the largest nonproprietary onshore seismic data library in North America as well as one of the largest offshore seismic data libraries and initiates new seismic data through multi-client shoots with oil and gas companies. Oil and gas companies consider seismic data an essential tool for finding hydrocarbons. By properly utilizing seismic data, oil and gas companies can significantly increase drilling success rates and reduce the occurrence of dry holes. By participating in multi-client surveys, oil and gas companies can obtain access to expensive surveys that they could not otherwise afford. Further, seismic data can increase recoveries of reserves from existing, mature oil fields by optimizing the drilling location of development wells and by revealing additional, or "step-out," locations that would not otherwise be apparent.

          Since September 2000, the Company has been developing proprietary software, technology, and business methods (the "Solution") through its wholly owned subsidiary, Seitel Solutions, that will enable its clients to access and interact, via a standard web browser and the Internet, with the one petabyte of seismic data currently owned and marketed by Seitel. The Company opened a state-of-the-art data technology center in Houston, Texas on March 12, 2002, which will (i) run its Solutions offering; (ii) store its petabyte of seismic data; and (iii) provide a secure storage facility for its customers' seismic data and other intellectual property. The Company intends to open a second state-of-the-art data technology center in Calgary, Alberta, Canada in the second quarter of 2002.

          The Company also explores for, finds, develops, produces and sells natural gas and oil through its Exploration and Production Group ("E&P Group").

          Seitel is a Delaware corporation which was founded in 1982. Since that time, Seitel has engaged in the creation of 2D, 3D and 4C seismic databases and has acquired a large number of existing seismic data libraries. The company conducts its seismic activities principally through its wholly owned subsidiaries, Seitel Data, Ltd. and Olympic Seismic Ltd. (the "Seismic Data Group "), which have their principal offices in Houston, Texas and Calgary, Alberta Canada, respectively. The Company also has marketing offices in Denver, Colorado and New Orleans, Louisiana. Oil and gas exploration activities are conducted through the Company's E&P Group which has its principal office in Houston, Texas. See Note Q to the Company's Consolidated Financial Statements for financial information relating to industry segments.

Recent Developments

Restatement of Financial Statements

          Historically, Seitel recognized revenue from the licensing of seismic data when it had a contract with its customer for a fixed sales price, a licensing agreement was in place, the seismic data was available for use by the customer, and collectibility of the sales price was reasonably assured. Under certain contracts, although a licensing agreement was in place, collectibility was reasonably assured, and access to the seismic data available was delivered to the customer, the customer was given time to select specific data from the data available to it to be held long-term under its licensing agreement. Under those contracts, delivery of data to the customer was, therefore, not required until a specific selection was made. In other cases, the customer was delivered seismic data to review and could select from among that data the specific data it wanted to hold long-term. With each of these types of contracts, specific data selections could be made over the term of the contract, which is typically two years. The accounting model described above has been consistently followed by the Company for these types of contracts and has also been followed by others in the seismic industry on similar types of data licensing contracts. In February 2002, following a SAB 101 restatement by an industry colleague, the Company evaluated the application of SAB 101 and determined it was appropriate to change its revenue recognition policies for certain data licensing contracts to recognize revenue at the time of data selection. During April 2002, the Company consulted with the Staff of the Securities and Exchange Commission ("SEC") at the Staff's request regarding their interpretation of the appropriate application of SAB 101. Based upon SAB 101, effective January 1, 2000, the Company recognizes revenue under certain seismic data licensing contracts upon selection by the customer of specific seismic data. As a result, we have revised our 2000 and first through third quarter 2001 financial statements to adopt the selection method for certain data licensing contracts.

          The financial statements also reflect revisions for the amount and timing of revenue recognized under certain data acquisition contracts. In 2000 and 2001, the Company entered into certain acquisition contracts under which both the Company and the customer jointly participated in the acquisition services. Consequently, the Company did not assume the sole risk of service throughout the acquisition process. The Company recognized revenue under these contracts consistent with its revenue recognition policies for acquisition contracts. Under these contracts, the Company has now determined that revenue previously recognized for amounts funded by customers should be used to reduce the Company's recorded cost of creating the seismic data. The Company continues to have sole ownership of the newly created data.

          While the above revisions reduced reported revenue and net income for the nine months ended September 30, 2001, and the year ended December 31, 2000, they had no effect on the cash received by the Company during those periods.

          As a result of the foregoing revisions to our financial statements, we will also be amending other Securities and Exchange Commission filings to reflect the revisions to our quarterly and annual results in 2000 and the first through third quarters of 2001. Our previously filed financial statements and announced earnings for those periods should not be relied on. Further, as a result of amending our 2001 10-K, the previously filed 2001 10-K is superceded by this document and should not be relied on.

Description of Operating Groups

Seismic Data Group

          The Company's Seismic Data Group markets licenses to seismic data from its library to the oil and gas industry. The Company's data library includes two-dimensional ("2D"), three-dimensional ("3D") and multi-component data, in both the onshore and offshore segments. The Company has a strong market position in the United States and Canadian markets because of its ownership in 1.1 million linear miles of two-dimensional and 26,000 square miles of three-dimensional seismic data. Revenue from the Seismic Data Group and their percentage of total revenue for the years ended December 31, 2001, 2000 and 1999 were $115,238,000 (85%), $113,887,000 (82%) and $109,671,000 (85%), respectively.

          The Seismic Data Group actively markets data from its library for resale under non-exclusive, non-transferable license agreements using an aggressive marketing strategy combined with geophysical expertise. The Company's customers may not assign or transfer a seismic data license. In the event of a merger or acquisition of an existing customer, the surviving entity generally must pay a fee to relicense any data it wants to continue to use. The Company's marketing philosophy is that seismic data must be sold actively as opposed to waiting passively for customer purchases. The Seismic Data Group has a team of dedicated marketing specialists who maximize license sales opportunities by monitoring petroleum industry exploration and development activities through close interaction with oil and gas companies on a daily basis.

          The Seismic Data Group initiates new data surveys utilizing the multi-client approach. Within the seismic industry, there are two types of data initiation: data acquired with underwriter commitments and data acquired in a speculative shoot. The Company does not perform high-risk speculative data initiation because it believes that would create unacceptable financial risk. The Company utilizes the multi-client underwriting approach in which generally at least 65 to 75 percent of the cost of the survey has been underwritten through license sales for the data to be created before the data initiation occurs. In addition, Seitel employs a group of experienced geoscientists who design seismic programs and manage the field acquisition and data processing centers for our clients to assure customer satisfaction.

          The Company's data library is concentrated primarily in the major North American oil and gas producing areas. The main areas of focus include the onshore, offshore and transition zone of the U.S. Gulf of Mexico extending from Texas to Florida, onshore East Texas and the Rocky Mountain region. In addition, the Company's international seismic surveys are concentrated in Western Canada and the Continental Shelf offshore the United Kingdom and Ireland.

          Three-dimensional seismic data provides a graphic depiction of the earth's subsurface from two horizontal dimensions and one vertical dimension, rendering a more detailed picture than 2D data, which presents a cross-sectional view from one vertical and one horizontal dimension. The more comprehensive geophysical information provided by 3D surveys significantly enhances an interpreter's ability to evaluate the probability of the existence and location of oil and gas deposits. The proper use of 3D surveys can significantly increase drilling success rates and, correspondingly, significantly lower exploration and development finding costs. However, the cost to create 3D seismic data is significantly more than the cost to create 2D seismic data, particularly for onshore data. As a result, 2D data remains economically more efficient for preliminary, broad-scale exploration evaluation as well as in determining the location and design of 3D surveys. The 3D surveys can then be used for more site-specific analysis to maximize actual drilling potential and success.

           The Company has expanded its seismic activities to include multi-component data, primarily 3D/4-C data. In a standard 3D seismic survey, the reflections of only pressure waves are measured and recorded. A 3D/4-C survey measures and records not only pressure waves but also shear waves. Pressure waves are affected by the fluids in rock formation, whereas shear waves are not. By measuring and recording both pressure waves and shear waves, a 3D/4-C survey can improve analysis of rock formations.

Seitel Solutions

          Since September 2000, the Company has been developing proprietary software, technology, and business methods (the "Solution") that will enable its clients to access and interact, via a standard web browser and the Internet, with its seismic data library. During 2000, the Company acquired the rights to certain software that aided in the development of the Solution; and during 2001, the Company continued to develop the Solution. On March 12, 2002, the Company opened a state-of-the-art data technology center in Houston, Texas. In the second quarter of 2002, the Company intends to open a second state-of-the-art data technology center in Calgary, Alberta, Canada.

          Through Seitel Solutions' data technology centers, the Company will be able to offer the following services: (1) online licensing of seismic data and oil and gas attribute products; (2) licensing of software; (3) hosted services on the internet; (4) turnkey/enterprise installations on third party premises; (5) data storage and management services; and (6) data management consulting services. The Company believes that these expanded services create new market opportunities in the U.S., Canada and other international markets.

The E&P Group

          The E&P Group engages in the exploration for and production of oil and gas. The E&P Group participates in these projects as a working interest owner, sharing costs and revenue of oil and gas exploration and production projects with other oil and gas companies. The E&P Group consists of a team of professionals with average industry experience of over 20 years. The E&P Group's expertise covers all core areas of exploration and production including geology, geophysics, land, engineering and operations. The E&P Group's goal is to leverage their experience along with certain proprietary and non-proprietary assets into a significant portfolio of oil and gas reserves. Revenue from the E&P Group and their percentage of total revenue for the years ended December 31, 2001, 2000 and 1999 totaled $21,091,000 (15%), $24,435,000 (18%) and $19,036,000 (15%), respectively.

          In November 1999, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") to accomplish the spin-off of DDD Energy through an initial public offering. The proposed offering was delayed due to market conditions and management changes.

Customers

          The Company markets its seismic data to major and independent oil and gas companies. The Company generally markets its quantities of oil and gas to numerous purchasers through the operators of its oil and gas properties. During 2001, 2000 and 1999, no one customer accounted for more than 10% of the Company's revenue. The Company does not believe that the loss of any single customer would have a material adverse impact on its seismic or oil and gas business.

Competition

          The creation and licensing of seismic data are highly competitive. There are a number of independent oil-service companies that create and market data, and numerous oil and gas companies create seismic data and maintain their own seismic data libraries which they offer for licensing. The Company's largest competitors, most of whom are engaged in acquiring seismic data as well as maintaining a data library, are: Petroleum Geo-Services, Schlumberger, TGS Nopec, Veritas DGC and Compagnie Generale de Geophysique. The Company has positioned itself to take advantage of the increased outsourcing trend by exploration and production companies for their seismic data services. In addition, the Company believes it can compete favorably because of the breadth of its data library, the expertise of its marketing staff and the technical proficiency and exploration experience of its geoscientists. These resources enable the Company to provide high-quality service and to create and market high-grade data which enhances explorationists' success in finding hydrocarbons.

          In the oil and gas exploration and production business, there are numerous exploration and production companies competing for the acquisition of mineral properties.

Seasonality and Timing Factors

          The Company's results of operations can fluctuate from quarter to quarter. The fluctuations are caused by a number of factors.

          With respect to seismic licensing revenue, the Company's results are influenced by oil and gas industry capital expenditure budgets and spending patterns. These budgets are not necessarily spent in either equal or progressive increments during the year, with spending patterns affected by individual oil and gas company requirements as well as industry-wide conditions. In addition, the Company's revenue recognition policy under certain data licensing contracts is dependent upon when the customer selects the data. As a result, the Company's seismic data revenue does not necessarily flow evenly or progressively on a sequential quarterly basis during the year. In addition, certain weather-related events may delay the creation of seismic data for the Company's library during any given quarter. Although the majority of the Company's seismic resales are under $500,000 per sale, occasionally a single data resale from the Company's library, including those resulting from the merger and acquisition of the Company's oil and gas company customers, can be as large as $5 million or more. Such large resales can materially impact the Company's results during the quarter in which they occur, creating an impression of a trend of increasing revenue that may not be achieved in subsequent periods.

          Due to the high percentage of gas reserves in the Company's portfolio and the variability in gas prices, the Company's results from its oil and gas operations are subject to significant fluctuations. The Company's oil and gas exploration and production operations also can be impacted by certain weather-related events as well as by mechanical and equipment problems or shortages and other factors, which may delay the hookup of successfully completed wells and delay the resultant production revenue. In addition, some producing wells may be required to go off line periodically for pipeline and other maintenance.

Employees

          As of December 31, 2001, the Company and its subsidiaries had 188 full-time employees. None of the Company's employees are covered by collective bargaining agreements.

Other

          The Company is not dependent on any particular raw materials, patents, trademarks or copyrights for its business operations.

          The following table gives an overview of the structure of the Company. All subsidiaries are directly or indirectly wholly owned unless separately noted.

	NAME OF SUBSIDIARY	INCORPORATED IN
**	African Geophysical, Inc.	Cayman Islands
**	Alternative Communication Enterprises, Inc.	Texas
	Datatel, Inc.	Delaware
	DDD Energy, Inc.	Delaware
**	EHI Holdings, Inc.	Delaware
	Endeavor Exploration LLC	Delaware
	Energy Venture Holdings LLC	Delaware
**	Exsol, Inc.	Delaware
**	Geo-Bank, Inc.	Texas
	Matrix Geophysical, Inc.	Delaware
	N360X, L.L.C.	Texas
	Olympic Seismic Ltd.	Alberta, Canada
	SEIC, Inc.	Delaware
	SEIC Business Trust	Canadian business trust
	SEIC Holdings Ltd.	Alberta, Canada
	SEIC L.L.C.	Delaware
	SEIC Partners Limited Partnership	Alberta, Canada limited partnership
	SEIC Trust Administration, Ltd.	Alberta, Canada
	Seitel Canada Holdings, Inc.	Delaware
	Seitel Canada, L.L.C.	Delaware
	Seitel Data Corp.	Delaware
	Seitel Data, Ltd.	Texas limited partnership
	Seitel Delaware, Inc.	Delaware
**	Seitel Gas & Energy Corp.	Delaware
**	Seitel Geophysical, Inc.	Delaware
	Seitel IP Holdings, LLC	Delaware
	Seitel International, Inc.	Cayman Islands
	Seitel Management, Inc.	Delaware
**	Seitel Natural Gas, Inc.	Delaware
	Seitel Offshore Corp.	Delaware
**	Seitel Power Corp.	Delaware
	Seitel Solutions Canada Ltd.	Alberta, Canada
	Seitel Solutions, Inc.	Delaware
	Seitel Solutions, L.L.C.	Delaware
	Seitel Solutions, Ltd.	Texas limited partnership
	Seitel Solutions Holdings, LLC	Delaware
	SI Holdings, G.P.	Delaware
	Seitel International, CV	Netherlands
**	Vision Energy, Inc.	Delaware (1)
	818312 Alberta Ltd.	Alberta, Canada

(1)	Seitel, Inc. owns 19%
**	Dormant

ITEM 2. PROPERTIES

          The Company leases office and warehouse space principally in Houston and Calgary. The Company also owns warehouse space in Calgary. The size and condition of the spaces are appropriate for the Company's business.

          The Company, through its E&P Group, participates in oil and gas exploration and development efforts. For estimates of the Company's net proved and proved developed oil and gas reserves as of December 31, 2001, see Note S to the Company's Consolidated Financial Statements. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in Note S to the Company's Consolidated Financial statements represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and liquids, including crude oil, condensate and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the amount and quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers normally vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

          In general, the volume of production from oil and gas properties owned by the Company declines as reserves are depleted. Except to the extent that the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. Volumes generated from future activities of the Company are therefore highly dependent upon the level of success in finding or acquiring additional reserves and the costs incurred in so doing.

          The following table sets forth the number of productive oil and gas wells (including producing wells and wells capable of production) in which the Company owned an interest as of December 31, 2001. Gross oil and gas wells include five with multiple completions. All of the wells are operated by the Company's oil and gas company partners. A "gross" well is a well in which the Company owns a working interest. "Net" wells refer to the sum of the fractional working interests owned by the Company in gross wells.

	Gross Wells	Net Wells
Oil	13	3.11
Gas	58	15.57

          The following table sets forth the number of net wells drilled in the last three fiscal years and in which the Company participated.
	Exploratory			Development

	Productive	Dry	Total	Productive	Dry	Total

2001
Texas	.20	.15	.35	.67	.21	.88
Mississippi	2.80	-	2.80	-	-	-
Louisiana	.25	.25	.50	.33	-	.33
California	2.80	.13	2.93	-	-	-

2000
Texas	1.78	.25	2.03	1.24	-	1.24
Mississippi	.80	.40	1.20	-	-	-
Louisiana	-	.49	.49	-	-	-
California	2.33	.48	2.81	-	-	-

1999
Texas	1.14	.28	1.42	1.09	-	1.09
Louisiana	.52	-	.52	-	-	-
California	.30	-	.30	-	-	-

          As of December 31, 2001, the Company was not participating in the drilling of any wells.

          The following table sets forth certain information regarding the Company's developed and undeveloped lease acreage as of December 31, 2001. "Gross" acres refer to the number of acres in which the Company owns a working interest. "Net" acres refer to the sum of the fractional working interests owned by the Company in gross acres.

	Developed Acres		Undeveloped Acres

	Gross	Net	Gross	Net

California	8,836	2,437	95,810	30,181
Louisiana	3,887	940	12,163	3,153
Michigan	320	90	0	0
Offshore	0	0	7,456	4,576
Texas	12,394	3,717	27,168	7,488

Total	25,437	7,184	142,597	45,398

          The following table describes for each of the last three fiscal years, crude oil (including condensate and natural gas liquids) and natural gas production for the Company, average production costs and average sales prices. All such production primarily comes from the U.S. Gulf Coast region and California. The Company has not filed any different estimates of its December 31, 2001 reserves with any federal agencies.
	Net Production			Average Sales Price
			Average
Year Ended	Oil	Gas	Production	Oil	Gas
December 31,	(Mbbls)	(Mmcf)	Cost per Mcfe	(Bbls)	(Mcf)

2001	278	3,157	$.88	$21.73	$4.74
2000	303	4,390.78		27.09	3.65
1999	346	5,693.61		16.35	2.28

ITEM 3.  LEGAL PROCEEDINGS

          On April 5, 2002 a derivative action was filed by a stockholder of the Company in the Delaware Court of Chancery styled Paul Berger v. Paul A. Frame, et al. (C.A. No. 19534). The complaint names the directors and a former director of the Company as defendants and names the Company as a nominal defendant. The plaintiff alleges that certain of the defendants breached their fiduciary duties, including the duty of loyalty, by causing the Company to engage in improper accounting procedures that made the Company recognize revenue prematurely and improperly, and delayed recognition that substantial assets were impaired, thereby increasing these defendants' compensation payments; that certain defendants engaged in insider trading; and that all of the defendants caused the Company to use improper accounting methods that failed to present the Company's financial statements fairly. The plaintiff seeks a judgment for an unspecified amount of damages, including requiring the defendants disgorge to the Company alleged insider trading profits and any salaries and compensation earned by defendants while they were in alleged breach of their fiduciary duties, plus interest and costs.  The Company and its Board of Directors believe the case is without merit. However, to ensure a full and fair determination, the Board of Directors intends to conduct an independent investigation of the allegations and, upon completion of the investigation, take whatever action may be appropriate.  A copy of this complaint is filed as Exhibit 99.1 to Form 8-K filed on April 24, 2002 and incorporated herein by reference, and the foregoing description of this action is qualified in its entirety by reference to such Exhibit.

          The Company and Paul A. Frame, Debra D. Valice, Marcia H. Kendrick, and Herbert M. Pearlman (these officers and directors of the Company are collectively referred to as the "individual defendants") have been named as defendants in a lawsuit filed on April 26, 2002 by a stockholder of the Company in the United States District Court for the Southern District of Texas. The complaint is styled Michael S. Kornfeld v. Seitel Inc. et al. (No. H-02-1566) and it seeks a certification of a class of stockholders of the Company for the time period July 13, 2000 through April 21, 2002. The complaint alleges that defendants materially misrepresented the Company's financial results for 2000 and 2001 by causing the Company to improperly recognize revenue on data licensing contracts in purported violation of generally accepted accounting principles; that the individual defendants allegedly engaged in these practices to increase their compensation and bonuses and to profit from insider trading; that defendants allegedly failed to disclose the Company's true accounting practices and the purported lack of conformity with generally accepted accounting principles; and that defendants otherwise disseminated inaccurate and false information concerning the Company's true financial condition and results of operations. The plaintiff seeks a judgment for an unspecified amount of damages, including plaintiff's costs, interest and attorney's fees. The Company and the individual defendants deny these allegations and intend to vigorously defend the lawsuit. A copy of this complaint is filed as Exhibit 99.2 herewith, and the foregoing description of this action is qualified in its entirety by reference to such Exhibit.

          In addition to the lawsuits described above, the Company is involved from time to time in ordinary, routine claims and lawsuits incidental to its business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters should not be material to the Company's financial position or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          No matters were submitted to a vote of security holders during the fourth fiscal quarter of 2001.

PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED
             STOCKHOLDER MATTERS

          The Company's Common Stock is traded on the New York Stock Exchange which is the Company's principal exchange. The Company's Common Stock is also traded on the Toronto Stock Exchange. The following table sets forth the high and low sales prices for the Common Stock for 2001 and 2000 as reported by the New York Stock Exchange.
	2001		2000

	High	Low	High	Low

First Quarter	$22.72	$16.29	$9.63	$6.50
Second Quarter	20.16	13.03	9.50	5.88
Third Quarter	14.36	8.89	16.38	7.06
Fourth Quarter	14.20	9.55	19.75	13.25

          On March 28, 2002, the closing price for the Common Stock was $9.15. To the best of the Company's knowledge, there are approximately 903 record holders of the Company's Common Stock as of March 28, 2002.

Dividend Policy

          The Company did not pay cash dividends during 2001 or 2000, and it intends to retain future earnings in order to provide funds for use in the operation and expansion of its business. Because the payment of dividends is dependent upon earnings, capital requirements, financial conditions, any required consents of lenders and other factors, there is no assurance that dividends, whether in the form of stock or cash, will be paid in the future.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share data)

          The following table summarizes certain historical consolidated financial data of the Company and is qualified in its entirety by the more detailed consolidated financial statements and notes thereto included in Item 8 hereof.
	Year Ended December 31,

Statement of Operations Data:	2001	2000	1999	1998	1997

		(Restated)

Revenue (1)	$136,329	$138,322	$128,707	$144,857	$127,556

Expenses and costs:
Depreciation, depletion and
amortization	60,713	62,897	59,624	69,890	49,679
Impairment of oil and gas
properties	40,433	-	-		9,560
Cost of sales	5,465	5,570	5,016	4,874	17,953
Selling, general and
administrative	38,093	33,131	28,587	26,599	23,043
Expenses related to delayed
DDD Energy, Inc. offering	-	958	-	-	-
Restructuring charge	-	4,394	-	-	-

	144,704	106,950	93,227	101,363	100,235

(Loss) income from operations	(8,375)	31,372	35,480	43,494	27,321

Interest expense, net	(13,102)	(12,106)	(11,077)	(5,540)	(3,554)
Dividend income	-	22	-	-	-
Equity in earnings (loss) of
affiliate	-	-	(91)	222	146
Impairment due to dividend
distribution of affiliate stock	-	-	(7,794)	-	-
Gain on sale of subsidiary stock		-	-	-	18,449
Increase (decrease) in under-
lying equity of affiliate	-	-	-	(193)	10,750
Extinguishment of volumetric
production payment	-	-	-	-	(4,133)

(Loss) income before provision
for income taxes	(21,477)	19,288	16,518	37,983	48,979

(Benefit) provision for income taxes	(6,484)	7,578	7,138	13,623	17,422

(Loss) income before cumulative
effect of accounting change	(14,993)	11,710	9,380	24,360	31,557
Cumulative effect on prior years of
change in revenue recognition,
net of tax benefit of $8,859	-	(14,219)	-	-	-

Net (loss) income	$(14, 993)	$(2,509)	$9,380	$24,360	$31,557

		Year Ended December 31,

Statement of Operations Data:		2001	2000	1999	1998	1997

			(Restated)

Earnings (loss) per share: (2)
Basic:
(Loss) Income before
cumulative effect		$(.60)	$.49	$.39	$1.07	$1.48
Cumulative effect of
accounting change		-	(.59)	-	-	-

Net (loss) income		$(.60)	$(.10)	$.39	$1.07	$1.48

Diluted:
(Loss) income before
cumulative effect		$(.60)	$.49	$.39	$1.05	$1.43
Cumulative effect of
accounting change		-	(.59)	-	-	-

Net (loss) income		$(.60)	$(.10)	$.39	$1.05	$1.43

Weighted average shares: (2)
-	Basic	24,986	23,909	23,863	22,720	21,380
-	Diluted	24,986	24,090	24,063	23,124	22,050

EBITDA (4)		$92,771	$99,621	$95,104	$113,384	$84,436

		As of December 31,

Balance Sheet Data:		2001	2000	1999	1998	1997

			(Restated)

Seismic data library, net		$455,845	$362,603	$329,885	$262,950	$180,936

Oil and gas properties, net		89,370	141,658	150,166	148,977	112,915

Total assets		661,469	599,131	555,919	495,767	365,682

Total debt		268,350	206,598	225,223	150,690	90,566

Stockholders' equity		243,587	253,590	243,024	237,587	207,273

Stockholders' equity per
common share outstanding
at December 31		$9.71	$10.28	$10.30	$10.05	$9.26

Common shares outstanding at
December 31 (2) (3)		25,075	24,671	23,605	23,629	22,373

(1)	Non-cash revenue and the percentage of total revenue for the five years ended December 31, 2001 are $18,219,000 (13.4%), $7,330,000 (5.3%), $8,989,000 (7.0%), $1,140,000 (.9%) and $0, respectively.

(2)	All number of shares and per share amounts have been restated to give effect to the two-for-one stock split effected in the form of a 100% stock dividend in December 1997.

(3)	Net of treasury shares.

(4)

"EBITDA" is earnings before special items, equity in earnings (loss) from affiliate, interest expense, depreciation, depletion, amortization, taxes, impairment charges, and cumulative effect of accounting changes. EBITDA includes non-cash earnings. EBITDA should not be interpreted as a measure of operating results, cash flows provided by operating activities, a measure of liquidity, or as an alternative to any generally accepted accounting principle measure of performance. The Company is reporting EBITDA because it is a widely used financial measure of the potential capacity of a company to incur and service debt. The Company's reported EBITDA may not be comparable to similarly titled measures used by other companies.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS

Information Regarding Forward Looking Statements

          Statements contained in this Report about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, changes in the exploration budgets of the Company's seismic data and related services customers, actual customer demand for the Company's seismic data and related services, the extent of the Company's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements, and the effect on our reported operating results and stock price as a result of the Company's restatement of financial statements. The forward-looking statements contained in this Report speak only as of the date hereof, and Seitel disclaims any duty to update these statements.

Restatement of Financial Statements

          As discussed under Recent Developments, effective for the fiscal year ended December 31, 2001, the Company has determined that the timing and amount of reported revenue from certain data licensing contracts and certain data acquisition contracts warranted revision to the reported results for the nine months ended September 30, 2001 and the year ended December 31, 2000.

          The effect of these revisions is to defer revenue previously recognized under certain seismic data licensing agreements until selection of specific data is made by the customer. The deferral in revenue resulted in an increase in deferred revenue. Associated with the deferral of the revenue on these contracts, the Company also deferred the direct costs related to the revenue, which resulted in an increase in prepaid expenses. The Company also recognized a reduction in amortization expense, which is recorded as an adjustment to accumulated amortization, and in income tax expense, which is recorded as an adjustment to deferred taxes. The change in revenue recognition, effective January 1, 2000, was recorded as a cumulative effect adjustment in 2000, which means that the net effect of applying SAB 101 for periods prior to January 1, 2000 was recorded in the Statement of Operations as one amount, net of taxes. The total effects of all revisions to revenue recognition related to the seismic data licensing arrangements for the nine months ended September 30, 2001 and the year ended December 31, 2000 are summarized in the tables on the following pages.

          The revisions also reflect adjustments for the amount and timing of revenue previously recognized under certain data acquisition contracts. In 2001 and 2000, the Company entered into certain acquisition contracts under which both the Company and the customer jointly participated in the acquisition services. Consequently, the Company did not assume the sole risk of service throughout the acquisition process. The Company recognized revenue under these contracts consistent with its revenue recognition policy for acquisition contracts. The Company has determined that revenue previously recognized for amounts funded by customers under these contracts should be used to reduce the Company's recorded cost of creating the seismic data. The Company continues to have sole ownership of the newly created data. The reduction of revenue resulting from these revisions also reduced the Company's amortization expense, which is recorded as an adjustment to accumulated amortization, and income tax expense, which is recorded as an adjustment to deferred taxes. The total effects of all revisions to revenue recognition related to certain data acquisition contracts for the nine months ended September 30, 2001 and the year ended December 31, 2000 are summarized in the tables on the following pages.

          Accordingly, such financial statements have been restated as follows:

	Nine Months Ended September 30, 2001 (Unaudited)

	(in '000's except per share amounts)

		Adjustments	Adjustments
		for	for
		Data	Data
	As	Licensing	Acquisition	As
	Reported	Agreements	Contracts	Restated

Statements of Operations Data:

Revenue	$140,775	$(31,203)	$(11,491)	$98,081 (1)

Depreciation, depletion & amortization	61,872	(13,433)	(5,528)	42,911
Impairment of oil and gas properties	30,038	-	-	30,038
Cost of sales	4,182	-	-	4,182
SG&A expense	30,998	(2,115)	(57)	28,826

Income (loss) from operations	13,685	(15,655)	(5,906)	(7,876)

Interest expense, net	(9,515)	-	72	(9,443)

(Provision) benefit for income taxes	(1,398)	5,078	2,042	5,722

Net income (loss).	$2,772	$(10,577)	$(3,792)	$(11,597)

Net income (loss) per share:

Basic	$0.11	$(.42)	$(.15)	$(0.46)
Diluted	$0.11	$(.42)	$(.15)	$(0.46)

Balance Sheet Data:

Cash and cash equivalents	$5,572	$-	$-	$5,572
Receivables	58,162	-	-	58,162
Seismic data library, net	401,967	30,609 (2)	(5,615)	426,961
Property and equipment, net	123,660	-	-	123,660
Prepaid expenses and deferred charges	6,203	6,229	14	12,446

Accounts payable and accrued liabilities	43,182	-	-	43,182
Deferred income taxes	24,389	(17,857)	(2,042)	4,490
Deferred revenue	1,093	87,683 (3)	233	89,009
Retained earnings	132,315	(33,503)	(3,792)	95,020
Accumulated other comprehensive loss	(2,822)	515	-	(2,307)

(1)	Non-cash revenue and the percentage of total revenue are $12,408,000 and 12.7%, respectively.

(2)	Represents reduction in accumulated amortization due to deferral of revenue.

(3)	The impact of the data licensing revisions on deferred revenue includes approximately $57 million related to the cumulative effect of periods prior to 2001.

	Year Ended December 31, 2000

	(in '000's except per share amounts)

		Adjustments	Adjustments
		for	for
		Data	Data
	As	Licensing	Acquisition	As
	Reported	Agreements	Contracts	Restated

Statements of Operations Data:

Revenue	$163,811	$(19,599)	$(5,890)	$138,322 (1)

Depreciation, depletion & amortization	73,709	(8,054)	(2,758)	62,897
Cost of sales	5,570	-	-	5,570
SG&A expense	34,790	(1,476)	(183)	33,131
Other	5,352	-	-	5,352

Income (loss) from operations	44,390	(10,069)	(2,949)	31,372

Interest expense and other, net	(12,184)	-	100	(12,084)

(Provision) benefit for income taxes	(11,789)	3,215	996	(7,578)

Cumulative effect of accounting change	-	(14,219)	-	(14,219)

Net income (loss)	$20,417	$(21,073)	$(1,853)	$(2,509)

Net income (loss) per share:

Basic	$0.85	$(.88)	$(.07)	$(0.10)
Diluted	$0.85	$(.88)	$(.07)	$(0.10)

Balance Sheet Data:

Cash and cash equivalents	$10,216	$-	$-	$10,216
Receivables	69,740	-	-	69,740
Seismic data library, net	345,201	18,855 (2)	(1,453)	362,603
Property and equipment, net	145,655	-	-	145,655
Prepaid expenses and deferred charges	4,716	4,093	79	8,888

Accounts payable and accrued liabilities	49,736	-	-	49,736
Deferred income taxes	30,412	(11,944)	(996)	17,472
Deferred revenue	2,975	55,773 (3)	1,477	60,225
Retained earnings	129,543	(21,073)	(1,853)	106,617
Accumulated other comprehensive
income (loss)	(381)	190	-	(191)

(1)	Non-cash revenue and the percentage of total revenue are $7,330,000 and 5.3%, respectively.

(2)	Represents reduction in accumulated amortization due to deferral of revenue.

(3)	The impact of the data licensing revisions on deferred revenue includes approximately $36 million related to the cumulative effect of periods prior to 2000.

          While the above revisions reduced reported revenues and net income for the nine months ended September 30, 2001 and the year ended December 31, 2000, they had no effect on the cash received by the Company during those periods.

          At December 31, 2001, the Company had a deferred revenue balance of $97,330,000, of which $47,708,000 resulted from non-cash transactions through which the Company has received ownership of seismic data in lieu of cash. Of the remaining deferred revenue balance of $49,622,000 at December 31, 2001, approximately $27,593,000 or 56% has been collected. The total deferred revenue at December 31, 2001, consists of: $4.4 million deferred revenue existing at December 31, 1999; $36 million resulting from the cumulative effect for periods prior to January 1, 2000, of the adoption of the new accounting policies; $19.8 million resulting from the net effect in 2000 of the adoption of the new accounting policies; and $37.1 million resulting from the net effect in 2001 of the adoption of the new accounting policies. The 2000 and 2001 deferred revenue is net of revenue realized from the selection of data or expiration of contracts during those periods from previously deferred revenue. The deferred revenue will be recognized when selection of the data is made by the customer or upon expiration of the data licensing contracts, whichever occurs first. Deferred revenue will be recognized approximately as follows, although some revenue may be recognized earlier if selection occurs earlier (in thousands):

2002	$25,000
2003	19,000
2004	17,000
2005 and thereafter	21,330

          The remaining approximately $15,000,000 will be spread throughout the above periods depending upon the customers' needs.

Significant Accounting Policies

Revenue Recognition

          Revenue from Data Acquisition

          Revenue from the creation of new seismic data under the Company's acquisition contracts is recognized using the percentage-of-completion method of accounting based upon costs incurred to date as a percentage of total estimated costs. Under these contracts, the Company creates new seismic data designed in conjunction with its customers and specifically suited to the geology of the area using the most appropriate technology available. The contracts typically require one or more customers to pay between 65% and 75% of the creation costs in exchange for the right to use the resulting data. Customers make periodic payments throughout the creation period, which generally correspond to costs to be incurred. These payments are non-refundable once the costs of creation are incurred. The creation process generally occurs in the following stages: permitting, surveying, drilling, recording and processing. At each stage, the customers receive legally enforceable rights and access to, and the benefits of, the results of all work performed. The customers also receive access to and use of the newly acquired, processed data. The customers may have exclusive access to the work performed and exclusive use of the newly acquired, processed data for a limited term, which is generally less than nine months after final delivery of the processed data. The customers' access to and use of the results of the work performed and of the newly acquired, processed data is governed by a long-term (generally twenty years or more) license agreement, which is a separate agreement from the acquisition contract. The Company's acquisition contracts require the customer either to have a license agreement in place or to execute one at the time the acquisition contract is signed. The Company maintains sole ownership of the newly acquired data, which is added to its library, and is free to license the data to other customers when the original customers' exclusivity ends.

          Revenue from Data Licenses

          The Company licenses data from its seismic data library to customers under four basic forms of contracts.

          Under the first, the customer licenses and selects data from the data library at the time of contracting.

          Under the second, called review and possession contracts, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. Any data not selected for long-term licensing must be returned to the Company at the end of the review period.

          Under the third, called library card contracts, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods under the library card contracts vary.

          Under the fourth, called review only contracts, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long-term.

          The usage of all data delivered to the customer, whether for review only or to hold long-term, is governed by a license agreement, which is a separate agreement from the contracts. The Company's contracts require the customer either to have a license agreement in place or to execute one at the time the contract is signed. The term of the license agreement is generally twenty years or more and governs all data delivered to the customer during the term. Payment terms under the contracts are typically less than eighteen months. All payments due are non-cancelable and all payments made are non-refundable. The customer has complete access to all available data covered by the contracts on the date the contract is executed. The contracts permit selection of the data in its present form and the Company is under no obligation to make any enhancements, modifications or additions to the data. The customers' rights under the contracts are non-transferable without payment of an additional fee. Copies of the data are available to the customer immediately upon request.

          Before 2000, under the Company's interpretation of accounting principles generally accepted in the United States in effect at that time, the Company recognized revenue when it had a contract with its customer for a fixed sales price, a license agreement was in place, collectibility was reasonably assured and the seismic data was available for use by the customer. Effective January 1, 2000, revenue from licensing of seismic data is recognized when the Company has contracted with the customer for a fixed sales price; a licensing agreement is in place; the customer has selected specific data under the terms of the contract or the contract has expired without full selection having occurred; and collectibility of the sales price is reasonably assured. The Company recognizes revenue for the particular data selected as each specific selection of data is made by the customer. If selections are not completed by the expiration date of the contract, the Company then recognizes any remaining revenue under that contract. In each case (selection or expiration), the earnings process is completed. The Company does not recognize revenue for amounts billed in advance of being earned until these conditions are met. For revenue that is deferred, the Company defers the direct costs related to the revenue. Revenue from licensing of seismic data is presented net of revenue shared with other entities.

          Revenue from Non-Cash Data Licenses

          In certain cases, the Company grants its customer a non-exclusive license to specific, selected data or access to data to be used in its operations (not for resale) in exchange for ownership of seismic data from the customer. Where the customer receives access to data, the customer may then select specific data to hold under a long-term license; the lengths of the selection periods vary, but are generally three to five years. The Company records a data library asset for the seismic data acquired at the time the contract is entered into and defers revenue recognition on the transaction until the customer selects the data. These transactions are accounted for as non-monetary exchanges and are valued at the fair value of the data received or delivered, whichever is more readily determinable. The Company determines fair value for the data exchanged by first determining the value of the license granted to the customer. It does so by looking at the range of cash transactions by the Company for licenses of similar data during either the prior six months (for licenses in the United States), or the prior twelve months (for licenses in Canada). In looking at the range of cash transactions, the Company does not consider transactions that are disproportionately high or low. The Company then also considers the value of the data received from the customer. In determining the value of the data received, the Company considers the age, quality, current demand and future marketability of the data as well as the cost that would be required to create the data. In significant exchanges, the Company also engaged either Bella Geo Technical Services Ltd. or Boyd Exploration Consultants Ltd. as an independent third party to confirm for fairness the Company's valuation of the data received. In the United States, the Company applies a cap on the value it will assign per square mile on the data exchanged. In Canada, in the event of a difference greater than 2% between the value of the license granted and the value of the data received, the Company assigns the lower value to the exchange. In 2001, the Company obtained third party fairness opinions on all non-cash exchanges valued at $800,000 or more. In the future, the Company will obtain third party fairness opinions on all non-cash exchanges of $500,000 or more.

          Revenue from non-cash exchanges is recognized under the same method as the Company's data licensing contracts. Therefore, as a result of the Company's restatement of its financial statements, some non-cash revenue has been deferred until selection of specific data is made by the customer. In 2000, the Company entered into non-cash exchanges valued at a total of $12.4 million of which $5.4 million was deferred at December 31, 2001. In 2001, the Company entered into non-cash exchanges valued at $57.0 million of which $50.0 million was deferred at December 31, 2001. The Company's method of valuing its non-cash transactions has not been changed due to the restatement.

          In its non-cash exchanges, the Company is selling its customer licenses to data from the Company's data library. In exchange it receives ownership of data, that it does not own or to which it does not have full marketing rights. Although the customer may also retain a license to the data it is transferring to the Company, the data licensed by the Company from its library is distinct from the data received from the customer. Thus, in exchange for a license to data, the Company receives ownership of distinct data to be added to its library and, therefore, the exchange is not a "like-kind" exchange.

          Revenue from Oil and Gas Operations

          The Company uses the sales method of accounting for its oil and gas revenue. Under this method, revenue is recognized based on actual volumes of oil and gas sold to purchasers. The volumes of oil and gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties, which historically, has not been significant.

Amortization of Seismic Data Library

          In accordance with its business model, the Company undertakes seismic data creation programs and purchases existing seismic data programs in instances where it is expected that the amount of total licensing fees from the program will equal at least twice the program's cost.

          When undertaking seismic data creation programs, the Company subcontracts third parties to shoot the seismic data. By outsourcing this service, the Company is able to choose if and when to create new seismic data and generally does so when it has received customer underwriting of between 65% and 75% of the creation costs of the data. The Company is also able to use the latest technology available without buying the equipment necessary to create the data. Other seismic companies, which own and operate seismic crews, equipment or vessels, not only contract those resources to third parties, but may also use those resources to create speculative data, which has little or no customer underwriting. The Company does not engage in speculative data creation projects. The Company believes its approach to creating new data only when there is customer demand for licenses to the data and future marketability is high causes its data to have a longer sales life than that of other seismic companies.

          The Company uses the greater of the income forecast method or the ten-year straight-line method to amortize the costs of seismic data programs it creates. Under the income forecast method, seismic data costs are amortized based on the proportion of revenue for a period to total revenue, as estimated by management. Because the Company generally receives significant underwriting revenue under its seismic data creation programs, amortization of approximately 30% of the cost of the program is recorded during data creation along with the recording of revenue from that program. Although the data may be marketed for a longer period, the Company expects the majority of sales to occur during the first ten years; therefore the seismic data created by the Company will be fully amortized over a period not to exceed ten years.

          The costs of purchased seismic data programs are generally amortized on a straight-line basis over ten years, however, the costs of a significant purchase (greater than 5% of the net book value of the seismic data library) are amortized using the greater of the income forecast method or ten-year straight-line method. The Company generally amortizes purchased data evenly over ten years because it expects to generate revenue from purchased data consistently over ten years, unlike data created by the Company with specific customer underwriting, where the underwriting commitment results in higher initial sales.

          On a periodic basis, the Company evaluates the performance of all of its seismic data programs. The Company evaluates its revenue trends, as well as industry revenue trends, in order to estimate future revenue from seismic data sales. When economic conditions indicate, the Company may reduce its estimates of future revenue, causing the amortization rate to rise and operating results to decline. The Company also reviews the carrying value of seismic data to assess whether there has been a permanent impairment of value. The primary indicator of impairment of value is reduced sales over an extended period of time. When indicated by continuous, reduced sales over three years or more, the Company compares the net book value of the seismic data to forecasted, undiscounted cash flows. When appropriate, indicated impairments are recorded based on the excess of net book value over fair value.

          The amount of seismic data amortization recorded each year fluctuates based on the amount of seismic revenue recognized and the mix of data to which the revenue relates. The data is amortized based on: (i) the income forecast method at varying percentages based on each data program's current and expected future revenue which is generally used for created data or (ii) the ten-year straight-line method which is generally used for purchased data.

Results of Operations

          The following table sets forth selected financial information (in thousands) for the periods indicated, and should be read in conjunction with the discussion below.

	2001	2000	1999

		(Restated)
Seismic:
Revenue	$115,238	$113,887	$109,671
Amortization	(48,216)	(51,347)	(49,375)
Cost of sales	(1,196)	(738)	(296)

Oil and Gas:
Revenue	21,091	24,435	19,036
Depletion	(10,640)	(10,376)	(9,093)
Impairment of oil and gas properties	(40,433)	-	-
Cost of sales	(4,269)	(4,832)	(4,720)

Other depreciation	(1,857)	(1,174)	(1,156)
Selling, general and administrative	(38,093)	(33,131)	(28,587)
Expenses related to delayed DDD Energy, Inc. offering	-	(958)	-
Restructuring charge	-	(4,394)	-
Net interest expense	(13,102)	(12,106)	(11,077)
Dividend income	-	22	-
Equity in loss of affiliate	-	-	(91)
Impairment due to dividend distribution of affiliate stock	-	-	(7,794)

(Loss) income before provision for income taxes	(21,477)	19,288	16,518
Provision (benefit) for income taxes	(6,484)	7,578	7,138

(Loss) income before cumulative effect of
accounting change	(14,993)	11,710	9,380
Cumulative effect on prior years of change in accounting
principle for revenue recognition, net of tax	-	(14,219)	-

Net (loss) income	$(14,993)	$(2,509)	$9,380

          Overview

          Income before special items, impairment of oil and gas properties and cumulative effect of accounting change was $11,288,000, $16,023,000 and $14,446,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Special items for the year ended December 31, 2000, include a pre-tax restructuring charge of $4,394,000 related to reduction of management incentive bonus compensation and a pre-tax charge of $958,000 related to expenses incurred in connection with the delayed DDD Energy, Inc. initial public offering. Special items for the year ended December 31, 1999, include a pre-tax loss of $7,794,000 related to an impairment due to the dividend distribution of affiliate stock.

          Seismic

          Oil and gas companies consider seismic data an essential tool for finding hydrocarbons. Oil and gas companies use seismic data in oil and gas exploration and development efforts to increase the probability of drilling success. By properly utilizing seismic data, oil and gas companies can significantly increase drilling success rates and reduce the occurrence of dry holes. By participating in multi-client surveys, oil and gas companies can obtain access to expensive surveys that they could not otherwise afford. Further, seismic data can increase recoveries of reserves from existing, mature oil fields by optimizing the drilling location of development wells and by revealing additional, or "step-out," locations that would not otherwise be apparent.

         The Company generates seismic revenue by licensing data from its existing data library and from new data acquisitions conducted for our customers. Revenue from the seismic division was $115,238,000, $113,887,000 and $109,671,000 during 2001, 2000 and 1999, respectively. The increase in total seismic division revenue between years was due to an increase in revenue from licensing of existing data from the Company's data library, which was partially offset by a decrease in revenue from new seismic data creation. Additionally, library sales include revenue resulting from the merger and acquisition of some of the Company's oil and gas company customers. In these instances, the data was relicensed due to the nontransferability of the original license. Seismic division revenue includes $18,219,000 and $7,330,000 from non-cash data transactions during 2001 and 2000, respectively. The increase in non-cash licensing revenue from 2000 to 2001 was due to an increase in non-cash licenses in 2001 under which data selections occurred in 2001 and an increase in selections of data under non-cash license transactions entered into in 1999 and 2000.

          Data bank amortization amounted to $48,216,000, $51,347,000 and $49,375,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The amount of seismic data amortization fluctuates based on the level of seismic marketing revenue. As a percentage of revenue from licensing seismic data, data bank amortization was 43%, 46% and 45% for 2001, 2000 and 1999, respectively. The change in the percentage between 2000 and 2001 was primarily due to the mix of sales of created and purchased data which is generally amortized on an income forecast and straight line method, respectively.

          Oil and Gas

          Net volume and price information for the Company's oil and gas production for the years ended December 31, 2001, 2000 and 1999 is summarized in the following table:

	Year Ended December 31,

	2001	2000	1999

Natural gas volumes (mmcf)	3,157	4,390	5,693
Average natural gas price ($/mcf)	$4.74	$3.65	$2.28
Crude oil/condensate volumes (mbbl)	278	303	346
Average crude oil/condensate price ($/bbl)	$21.73	$27.09	$16.35

          Oil and gas revenue was $21,091,000, $24,435,000 and $19,036,000 during 2001, 2000 and 1999, respectively. The decrease in oil and gas revenue from 2000 to 2001 resulted from lower production volumes due to property sales and normal production declines, and lower oil prices. These decreases offset the increase in pricing of natural gas from 2000 to 2001. The increase in oil and gas revenue from 1999 to 2000 was due to higher market prices in 2000 offset by lower production volumes. The decline in oil and gas production was primarily due to the effect of the sale of a group of wells in August 2000 and July 1999, some of which were producing, as well as normal production declines on several of the Company's older wells. Production from new wells drilled in 2000 partially offset these declines.

          Depletion of oil and gas properties was $10,640,000, $10,376,000 and $9,093,000 for the years ended December 31, 2001, 2000 and 1999, respectively, which amounted to $2.21, $1.67 and $1.17, respectively, per mcfe of gas produced during such periods. The rate per mcfe varies with the estimate of proved oil and gas reserves of the Company at each quarter end, as well as evaluated property costs. The increases in the rate between years was primarily due to lower proved reserve volumes each year end compared to the previous year end, primarily resulting from the sale of proved reserves and revisions to estimated reserve volumes.

          For the quarter ended December 31, 2001, the Company recorded a non-cash impairment of oil and gas properties totaling $10,395,000 based on its December 31, 2001 estimated proved reserves valued at March 27, 2002 market prices. The non-cash impairments of oil and gas properties totaled $40,433,000 for the year ended December 31, 2001. The impairment was primarily due to lower commodity prices.

          Oil and gas production costs amounted to $.88, $.78 and $.61, per mcfe of gas produced during 2001, 2000 and 1999, respectively. The increase in the rate between 2000 and 2001 was primarily due to higher ad valorem taxes and increases in certain production costs. The increase in the rate between 1999 and 2000 was primarily due to higher workover costs incurred during 2000 and higher production taxes in 2000 due to higher oil and gas prices.

          Corporate and Other

          The Company's selling, general and administrative expenses were $38,093,000 in 2001, $33,131,000 in 2000 and $28,587,000 in 1999. The increase between 2000 to 2001 primarily resulted from an increase in overhead costs due to the growth of the Company, including overhead costs associated with its wholly owned subsidiary, Seitel Solutions, and international business development. These increases were partially offset by a decrease in compensation payable on pre-tax profits resulting from the restatement of the Company's financial statements and impairment of oil and gas properties recorded by the Company during 2001. The increase from 1999 to 2000 was primarily due to an increase in fixed costs due to the growth of the Company, as well as an increase in variable expenses related to increased revenue. These increases were partially offset by a decrease in management's incentive compensation resulting from the restructuring that occurred in June 2000. As a percentage of total revenue, selling, general and administrative expenses were 28% in 2001, 24% in 2000 and 22% in 1999.

          During the year ended December 31, 2000, the Company charged to expense costs totaling $958,000 that had been incurred in connection with the proposed initial public offering of its wholly owned subsidiary, DDD Energy. The offering was delayed due to market conditions and management changes.

          On June 23, 2000, the Company announced that its management incentive bonus compensation contracts had been restructured to reduce bonuses on pre-tax profits to 8.5% from 17.5%. In connection with the restructuring, the Company issued 375,000 restricted shares of its Common Stock to three members of management and made cash payments totaling $1,771,000. As a result, the Company recorded a restructuring charge in 2000 totaling $4,394,000 ($3,743,000, net of tax) to reflect the cost of the shares issued and the cash payments made. In addition, the Company will, subject to continued employment, make (i) four annual payments of $187,500, net of taxes, to Herbert Pearlman, former Chairman of the Board of Directors, beginning January 1, 2001; (ii) four annual payments of $125,000, net of taxes, to Paul Frame, current Chairman of the Board, President and Chief Executive Officer, beginning January 1, 2001; and (iii) payments totaling $1.4 million, net of taxes, to David Lawi payable over four years beginning January 1, 2001. The agreements provide that the Company will pay withholding taxes of 35% relating to these payments. The Company will also make annual payments of $850,000 to Horace Calvert beginning July 1, 2000 through May 31, 2004, subject to continued employment. These payments will be charged to expense over the period earned. Selling, general and administrative expenses for 2001 and 2000 include $1,850,000 and $1,425,000, respectively, related to these payments.

          The Company's interest expense was $13,898,000 in 2001, $13,068,000 in 2000 and $11,791,000 in 1999. The increase from 2000 to 2001 primarily relates to a decrease in the amount of interest capitalized. The increase from 1999 to 2000 primarily relates to $138 million in Series D, E and F Senior Notes being outstanding for the entire year in 2000, whereas in 1999, these notes were outstanding for 10 1/2 months.

          On April 22, 1999, the Board of Directors of Seitel, Inc. declared a dividend to its common stockholders consisting of 1,520,000 shares of the common stock of Eagle Geophysical, Inc. ("Eagle") owned by the Company. The fair market value of the common stock of Eagle held by the Company on the date the dividend was declared was lower than the carrying value of the stock on the Company's balance sheet; therefore, a non-cash, non-recurring, pre-tax impairment, net of bonus effect, of $7,794,000 was recorded for the year ended December 31, 1999.

          The Company's effective income tax rate was 30.2%, 39.3% and 43.2% for the years ended December 31, 2001, 2000 and 1999, respectively. The decrease in the effective tax rate from 2000 to 2001 was primarily due to foreign tax rate reductions enacted in 2001. The decrease in the effective income tax rate from 1999 to 2000 was primarily due to lower taxes on foreign earnings in 2000.

Liquidity and Capital Resources

          The Company's cash flow from operations was $48,487,000, $78,424,000 and $72,027,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The decrease from 2000 to 2001 was primarily due to the following: (i) an increase in cash paid to suppliers and employees of approximately $10 million due to the overall growth of the Company, including Seitel Solutions, and international business development, (ii) an increase in non-cash revenue of approximately $11 million, (iii) an increase in Federal income taxes paid of approximately $6 million and (iv) a decrease in cash collected from customers of approximately $3 million. The increase from 1999 to 2000 was primarily attributable to an increase in cash received from customers resulting from the increase in revenue partially offset by an increase in interest expense and taxes paid.

          On June 29, 2001, the Company replaced its existing $75 million line of credit with a new $75 million unsecured revolving line of credit facility that matures on June 29, 2004. The facility bears interest at a rate determined by the ratio of the Company's debt to EBITDA (earnings before interest, taxes, depreciation, deletion and amortization). Pursuant to the interest rate pricing structure, the interest rate would be set at LIBOR plus 1.75% or the bank's prevailing prime rate plus 0.75%. As of March 28, 2002, no amounts were outstanding and the Company had no availability on this revolving line of credit.

          The Company's wholly owned subsidiary, Olympic Seismic Ltd. ("Olympic"), has a revolving credit facility which allows it to borrow up to $5 million (Canadian dollars) by way of prime based loans, bankers' acceptances, or letters of credit. Prime based loans and bankers' acceptances bear interest at the rate of the bank's prime rate plus 0.35% per annum and 0.50% per annum, respectively. Letter of credit fees are based on scheduled rates in effect at the time of issuance. The facility is secured by Olympic's assets, but is not guaranteed by Seitel, Inc. or any of its other United States subsidiaries. Available borrowings under the facility are determined as $2 million (Canadian dollars) plus 75% of trade receivables less than 90 days old, the total not to exceed $5 million (Canadian dollars). The facility is subject to repayment upon demand and is available from time to time at the Bank's sole discretion. As of March 28, 2002, no amounts were outstanding on this revolving line of credit. Olympic is not a party to any of the debt issued by Seitel, Inc.

          On October 15, 2001, the Company completed the first funding, totaling $82 million, of a private placement of three series of unsecured Senior Notes totaling $107 million. The second funding, for an additional $25 million, was completed on December 27, 2001. The Series G Notes total $20 million, bear interest at a fixed rate of 7.04% and mature on October 15, 2006. The Series H Notes total $50 million, bear interest at a fixed rate of 7.19% and mature on October 15, 2008. The Series I Notes total $37 million, bear interest at a fixed rate of 7.34% and mature on October 15, 2011. Interest on the Series G, H and I Notes is payable semi-annually on April 15 and October 15. As of March 28, 2002, the balance outstanding on the Series G, H and I Notes was $107 million.

          On February 12, 1999, the Company completed a private placement of three series of unsecured Senior Notes totaling $138 million. The Series D Notes total $20 million, bear interest at a fixed rate of 7.03% and mature on February 15, 2004, with no principal payments due until maturity. The Series E Notes total $75 million, bear interest at a fixed rate of 7.28% and mature on February 15, 2009, with annual principal payments of $12.5 million beginning February 15, 2004. The Series F Notes total $43 million, bear interest at a fixed rate of 7.43% and mature on February 15, 2009, with no principal payments due until maturity. Interest on the Series D, E and F Notes is payable semi-annually on February 15 and August 15. As of March 28, 2002, the balance outstanding on the Series D, E and F Notes was $138 million.

          On December 28, 1995, the Company completed a private placement of three series of unsecured Senior Notes totaling $75 million. The Company contemporaneously issued its Series A Notes and Series B Notes, which total $52.5 million and bear interest at a fixed rate of 7.17%. On April 9, 1996, the Company issued its Series C Notes, which total $22.5 million and bear interest at a fixed rate of 7.48%. The Series A Notes matured on December 30, 2001. The Series B and Series C Notes mature on December 30, 2002, and require combined annual principal payments of $10 million which began on December 30, 1998. Interest on the Series B and C Notes is payable semi-annually on June 30 and December 30. As of March 28, 2002, the balance outstanding on the Series B and C Notes was $10,000,000.

           The financial covenants in the Senior Notes and the Revolving Line of Credit Agreements include, among other restrictions, maintenance of minimum net worth and limitations on total debt, interest coverage, liens, debt issuance and disposition of assets. As a result of the restatement of its financial statements, the Company was not in compliance with certain financial covenants in the Senior Note Agreements dated December 28, 1995 and February 12, 1999 and the Revolving Line of Credit Agreement at September 30, 2001. In addition, as a result of the restatement of its financial statements and the impairment of oil and gas properties recorded in the fourth quarter of 2001, the Company was not in compliance with certain financial covenants in these agreements at December 31, 2001.  The Company has received an amendment from the Senior Note holders that waives noncompliance with certain covenants in the third and fourth quarters of 2001 and increases the ratio of debt to total capitalization through March 31, 2003, after which date the original financial covenants will again be imposed.

          However, as a result of increased interest expense and decreased revenue in the first quarter of 2002, the Company projects that, as of March 31, 2002, it will not be in compliance with certain other financial covenants in the Senior Note Agreements dated December 28, 1995, February 12, 1999 and October 15, 2001 and the Revolving Line of Credit Agreement.  The Company is now seeking additional amendments from the Senior Note holders and the lenders on the Revolving Line of Credit with respect to those financial covenants.  Failure to obtain the amendments could have a material adverse impact on the business of the Company.

          The Company has no borrowings under the Revolving Line of Credit as of December 31, 2001. With the existing covenant violation, the Company may not borrow under the Revolving Line of Credit. The Company has begun discussions with the lenders on the Revolving Line of Credit to amend the covenant calculations to bring the Company back into compliance and to permit borrowings under the line of credit facility. Additionally, once the Company is in compliance, it has the ability to increase the amount of the facility to $150 million with the consent of its lenders.

          On August 28, 2001, the Company's wholly owned subsidiary, Seitel Data, Ltd., obtained a term loan totaling $10 million for the purchase of certain seismic data which secures the debt. The term of the loan is three years, with maturity on October 1, 2004. The loan bears interest at the rate of LIBOR plus 2.9%. Monthly principal payments total $208,000. The balance outstanding on this loan on March 28, 2002 was $8,750,000.

          During 2001, the Company entered into capital leases for the purchase of computer and data technology center furniture and equipment. The lease agreements are for terms of approximately two years. Monthly principal and interest payments total $102,000. The balance outstanding under these capital leases was $2,111,000 on March 28, 2002.

          Subsequent to year end, on January 14, 2002, the Company's wholly owned subsidiary, SEIC Business Trust (the "Trust"), entered into a demand reducing credit facility to borrow $4 million (Canadian dollars) by way of prime based loans. Payments of $166,670 (Canadian dollars) are due on the last day of each month. The funds were drawn down on January 30, 2002 to finance the purchase of seismic data. The loans bear interest at the bank's prime rate plus 0.50%. The facility is secured by the Trust's assets and guaranteed by Olympic Seismic Ltd. and SEIC Holdings Ltd. The balance outstanding on this loan on March 28, 2002 was $2,406,000.

          During 2002, Olympic Seismic Ltd. ("Olympic") expects to enter into a sale leaseback agreement on a building and land located in Calgary, Alberta, Canada. The sale is expected to close by the end of April 2002. Proceeds of the sale are expected to be $3.6 million (Canadian dollars). The term of the lease will be a 20-year capital lease with lease payments of: $336,000 (Canadian dollars) in years 1-5; $370,860 (Canadian dollars) in years 6-10; $409,500 (Canadian dollars) in years 11-15; and $452,340 (Canadian dollars) in years 16-20.

          From January 1, 2001, through March 28, 2002, the Company received $6,155,000 from the exercise of common stock purchase warrants and options. In connection with these exercises, the Company will also realize approximately $515,000 in tax savings.

          The Company may offer from time to time in one or more series (i) unsecured debt securities, which may be senior or subordinated, (ii) preferred stock and (iii) common stock, or any combination of the foregoing, up to an aggregate of $41,041,600 pursuant to an effective "shelf" registration statement filed with the SEC. In addition, under another effective "shelf" registration statement filed with the SEC, the Company may offer up to an aggregate of $200,000,000 of the following securities, in any combination, from time to time in one or more series: (i) unsecured debt securities, which may be senior or unsubordinated; (ii) preferred stock; (iii) common stock, and (iv) trust preferred securities.

          During 2001, the Company sold various producing oil and gas wells and associated leaseholds for approximately $6.2 million, net of revenue and costs.

          In November 1999, the Company filed a registration statement with the SEC to accomplish the spin-off of DDD Energy through an initial public offering. The offering was delayed due to market conditions and management changes.

          During 2001, the Company repurchased 100,000 shares of its common stock in the open market at a cost of $1,405,000, pursuant to a stock repurchase program authorized by the Board of Directors in 1997. The Board has authorized expenditures of up to $25 million towards the repurchase of its common stock. As of March 28, 2002, the Company has repurchased a total of 1,110,100 shares of its common stock at a cost of $12,529,000 since 1997 under this plan.

          During 2001, capital expenditures for seismic data, oil and gas property and other property and equipment amounted to $140,192,000, and $17,600,000 and $10,367,000, respectively. Of the $140,192,000 of seismic data additions in 2001, $79,803,000 were cash additions and $60,389,000 were for non-cash additions. These capital expenditures, as well as taxes, interest expenses, cost of sales and general and administrative expenses, were funded by operations, proceeds from the sale of oil and gas properties, proceeds from the exercise of common stock purchase warrants and options, proceeds from the Senior Note offering and amounts available under the Company's line of credit.

          Currently, the Company anticipates capital expenditures for 2002 to total approximately $94 million, of which approximately $79 million will be for seismic data bank additions, approximately $4 million will be for computer equipment and data technology center related purchases and approximately $11 million will be for oil and gas exploration and development efforts. Of the anticipated seismic data additions of $79 million in 2002, the Company estimates that $54 million will be cash additions and $25 million will be non-cash additions. The Company believes its current cash balances, revenue from operating sources, and proceeds from the exercise of common stock purchase warrants and options should be sufficient to fund the currently anticipated 2002 capital expenditures, requirements for operating and general and administrative expenses and debt repayments. If these sources are not sufficient to cover the Company's anticipated expenditures or if the Company were to increase its planned capital expenditures for 2002, the Company could attempt to obtain additional debt or equity financing during 2002; however, there can be no assurance that the Company would be able to accomplish any such debt or equity financing on satisfactory terms. If such debt or equity financing is not available on satisfactory terms, the Company could reduce its current capital budget or any proposed increases to its capital budget and operating and administrative expenses, and fund expenditures with cash flow generated from operating sources.

          As noted above, the Company is currently unable to borrow under its Revolving Line of Credit because it is not in compliance with a debt covenant. The Company is currently in discussion with its lenders to amend the Revolving Line of Credit to bring it into compliance and to permit borrowing under the line of credit facility. Once an amendment is achieved and credit is available under the line, the Company could use borrowings under the Revolving Line of Credit to fund the items discussed above.

Recent Accounting Pronouncements

          In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," effective for business combinations effected after June 30, 2001 and No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.

          In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

          In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for fiscal years beginning after December 15, 2001. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and provides a single accounting model for long-lived assets to be disposed of.

          The Company does not believe the adoption of these standards will have a material impact on the Company's financial position or results of operations.

Related Party Transactions

          The Company owed Helm Capital Group, Inc. and its subsidiaries ("Helm"), a company that has an executive officer who is a former director of the Company, $49,000 and $16,000 as of December 31, 2001 and 2000, respectively, for sales of seismic data they jointly own and for general and administrative expenses paid by Helm on behalf of the Company. The Company incurred charges of $175,000, $117,000 and $115,000, for these general and administrative expenses during 2001, 2000 and 1999, respectively. Management believes that these expenses, which were specifically related to the Company's business, represented costs which would have been incurred in similar amounts by the Company if such services that were performed by Helm were performed by an unaffiliated entity.

          During 2001, the chief executive officer received advances against bonus and commission payments that were contingent upon achieving $10 million in pre-tax profits during 2001. The chief financial officer received advances against customary and anticipated bonus payments. The pre-tax profits threshold was not met in 2001. The Company determined that advances previously paid but not earned or awarded would be repaid pursuant to promissory notes. The chief executive officer and the chief financial officer will deliver promissory notes to the Company in a principal amount equal to $2,572,730 and $621,293, respectively. These amounts are included in notes and other receivables. The promissory notes will be repaid over five years; however, the balance owed under the promissory notes will be reduced by 20% in any year in which the pre-tax profits threshold of $10 million is met.

          The Company guarantees borrowings up to $750,000 made by its chief executive officer under a line of credit. The Company is only obligated to make payment in the event of default by its chief executive officer. The Company has a contractual right of offset against any salary, bonus, commission or other amounts due from the Company to its chief executive officer for any amounts paid by the Company pursuant to this guaranty. At December 31, 2001, $590,000 was outstanding on this line of credit. The Company did not make any payments under this guaranty during 2001 or 2000.

          In October 2001, the Company guaranteed an institutional loan to its chief operating officer and general counsel. The original principal of $600,000 will be paid annually, based on amortization of 120 months, but is payable in full in October 2006. The Company also agreed to make payments of principal and interest on the loan during the officer's employment by the Company. As long as the officer remains in the employ of the Company, his obligation to repay shall be forgiven ratably over 120 months; however, under certain conditions of termination, he will be required to reimburse the Company a pro rata portion of amounts paid by the Company on the indebtedness. Such proration is based on length of employment. The Company has a contractual right of offset against any compensation due from the Company to the officer for any amounts paid by the Company on the indebtedness.

Risk Factors

          Any investment in our securities involves risk. Investors should carefully consider, in addition to the other information contained in this report, the risks described below before making any investment decision.

          Our business could be adversely affected by low exploration, development and production spending by oil and gas companies and by low oil and gas prices.

          Our seismic business depends upon exploration, development and production spending by oil and gas companies. Low oil and gas prices could result in decreased exploration, development and production spending by oil and gas companies, which could affect our seismic data business. Any future decline could result in decreased revenue from our oil and gas exploration and production business.

          We invest significant amounts of money in acquiring and processing seismic data for our data library with only partial underwriting of the costs by customers.

          We invest significant amounts of money in acquiring and processing new seismic data to add to our data library, which is generally funded by current and future data licensing fees. The amounts of these future data licensing fees are uncertain and depend on a variety of factors, including the market prices of oil and gas, customer demand for seismic data in our library, availability of similar data from competitors and governmental regulations affecting oil and gas exploration. Many of these factors are beyond our control. In addition, the timing of these sales can vary greatly from period to period. Technological or regulatory changes or other developments could adversely affect the value of the data.

          Because our business is concentrated in the U.S. Gulf Coast and Canada, it could be adversely affected by developments in the oil and gas business that affect these areas.

          Most of the seismic data in our seismic data library covers areas along the U.S. Gulf Coast, offshore in the U.S. Gulf of Mexico or in Canada. Also, most of our existing interests in oil and gas properties are located along the coast of the U.S. Gulf of Mexico. Because of this geographic concentration, our results of operations could be adversely affected by events relating primarily to one of these regions even if conditions in the oil and gas industry worldwide were favorable. Some examples of possible events that would adversely affect the U.S. Gulf Coast region would be changes in governmental regulations adversely affecting offshore drilling in the U.S. Gulf of Mexico, shortages of drilling or other necessary equipment in this region, or increases in gas transportation costs from this region to the Northeastern U.S., where much of the gas produced in this region is consumed.

          The amounts we amortize from our data library each period may fluctuate, and these fluctuations can affect our reported results of operations.

          We amortize the cost of our seismic data library based in part on our estimates of future sales of data. These estimates may vary from period to period depending upon market developments and our expectations. Substantial changes in amortization rates can have a significant effect on our reported results of operations.

          Drilling hazards and dry holes could affect our oil and gas activities.

          We may not discover commercial quantities of oil and gas when we participate in drilling wells. Our oil and gas operations could be adversely affected by the occurrence of drilling hazards. These include:

-	cratering;
-	explosions;
-	uncontrollable flows of oil, gas or well fluids;
-	fires;
-	pollution; and
-	other environmental risks.

          Some of these hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. We usually do not act as operator in our oil and gas drilling business and depend on our partners to minimize these operating risks.

          We have recorded write-downs because of low oil and gas prices and may be required to do so again in the future. Future write-downs would result in a charge to our earnings and possible losses.

          Under SEC oil and gas accounting rules, we may have to write-down our assets if oil and gas prices decline significantly or if we have significant downward adjustments to our oil and gas reserves. We recorded a $40,433,000 pre-tax, $26,281,000 after tax, non-cash write-down of the carrying value of our proved oil and gas properties for the year ended December 31, 2001 due to low gas prices. The impairment of the $10,395,000 recorded in the fourth quarter of 2001 was based on our December 31, 2001 estimated proved reserves valued at March 27, 2002 market prices. If oil and gas prices fall further, or if we have significant downward reserve adjustments in the future, it is possible that additional write-downs will occur again. These write-downs would result in a charge to our earnings and possible losses, but would not impact cash flows from operating activities.

          Our debt agreements may limit our flexibility in responding to changing market conditions or in pursuing business opportunities.

          Our debt agreements contain restrictions and requirements relating to, among other things:

-	additional borrowings;
-	maintaining financial ratios;
-	granting liens on our assets;
-	selling assets;
-	paying dividends; and
-	merging.

          These restrictions and requirements may limit our flexibility in responding to market conditions or in pursuing business opportunities that we believe would have a positive effect on our business.

          The Company projects that, as of March 31, 2002, it will not be in compliance with certain financial covenants in the Senior Note Agreements. Further, the Company is not in compliance with certain financial covenants in the Revolving Line of Credit Agreement, however, currently there are no amounts outstanding on the Revolving Line of Credit. The Company is in discussions with the Senior Note holders and the lenders on the Revolving Line of Credit to amend the covenants in order to bring the Company back into compliance. While management believes it will reach an agreement with its lenders, no assurance can be given that the lenders will agree to modifications that are acceptable to and performable by the Company. If the Company and the lenders on the Revolving Line of Credit cannot agree to a modification of the covenants, then the Company will not be able to draw on the line of credit facility and the Company's liquidity could be materially and adversely affected. If the Senior Note holders do not accept an amendment to the covenants that would afford the Company a reasonable basis for continued compliance, then the Senior Note holders could elect to accelerate the outstanding balance of the Senior Notes. If the Senior Notes are accelerated, there is no assurance that the Company could obtain adequate financing on a timely basis to repay the Senior Notes.

          Extensive governmental regulation of our business affects our daily operations.

          Our seismic data customers are subject to extensive governmental regulation. In addition, our oil and gas exploration and production operations are subject to regulations. These regulations, among other things:

-	govern environmental quality and pollution control; and
-	limit rates of production.

          New laws or regulations or changes to existing laws or regulations affecting the oil and gas industry could reduce customer demand for our seismic data or increase the operating costs of our oil and gas business.

          Loss of key personnel could adversely affect our business.

          We depend on a relatively small group of management and technical personnel. The loss of one or more of these individuals could have a material adverse effect on our business.

          Changes in accounting principles may affect our reported operating results and stock price.

          As a public company with securities registered under the Securities Exchange Act of 1934, we prepare our financial statements in accordance with generally accepted accounting principles. As discussed in Recent Developments, we have modified our revenue recognition policies in accordance with SAB 101and have restated our earnings for 2000 and the nine months ended September 30, 2001. This change may make it more difficult for investors to compare our historical operating results against our future operating results and may adversely affect our stock price.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The Company is exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below.

Commodity Price Risk

          The Company produces and sells natural gas, crude oil, condensate and natural gas liquids. The Company currently sells most of its oil and gas production under price sensitive or market contracts. As a result, the Company's financial results can be significantly affected as oil and gas prices fluctuate. The Company has a price risk management program that utilizes derivative financial instruments, principally natural gas swaps, to reduce the price risks associated with fluctuations in natural gas prices. However, these types of contracts also limit the benefits the Company would realize if prices increase. Realized gains or losses from the Company's price risk management activities are recognized in oil and gas production revenue when the associated production occurs. These contracts usually are placed with major derivative dealers that the Company believes are minimal credit risks.

          During 2000 and 1999, the Company recognized net hedging losses of $1,692,000 and $308,000, respectively. As of December 31, 2001 and 2000, the Company did not have any open commodity price hedges.

Interest Rate Risk

          The Company may enter into various financial instruments, such as interest rate swaps, to manage the impact of changes in interest rates. Currently, the Company has no open interest rate swap or interest rate lock agreements. Therefore, the Company's exposure to changes in interest rates primarily results from its short-term and long-term debt with both fixed and floating interest rates. The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for the Company's debt obligations and their indicated fair market value at December 31, 2001:

	2002	2003	2004	2005	2006	THERE-AFTER	TOTAL	FAIR VALUE

Debt:
Variable Rate	$3,819	$2,500	$4,375	$-	$-	$-	$10,694	$10,694
Average Interest Rate	4.79%	5.02%	5.02%	-	-	-	4.94%	-

Fixed Rate	$10,000	$-	$32,500	$12,500	$32,500	$167,500	$255,000	$284,554
Average Interest Rate	7.31%	-	7.13%	7.28%	7.13%	7.30%	7.26%	-

          The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for the Company's debt obligations and their indicated fair market value at December 31, 2000:
	2001	2002	2003	2004	2005	THERE-AFTER	TOTAL	FAIR VALUE

Debt:
Variable Rate	$40,000	$-	$-	$-	$-	$-	$40,000	$40,000
Average Interest Rate	7.39%	-	-	-	-	-	7.39%	-

Fixed Rate	$18,333	$10,000	$-	$32,500	$12,500	$93,000	$166,333	$173,828
Average Interest Rate	7.25%	7.31%	-	7.13%	7.28%	7.35%	7.29%	-

Foreign Currency Exchange Rate Risk

          The Company conducts business in the Canadian dollar and pounds sterling and is therefore subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investing transactions. As of December 31, 2001, the Company did not have any open forward exchange contracts. Exposure from market rate fluctuations related to activities in the Cayman Islands, where the Company's functional currency is pounds sterling, is not material at this time.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

          The financial statements and financial statement schedules required by this Item are set forth at the pages indicated in ITEM 14(a) (1) and (2) below.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
              AND FINANCIAL DISCLOSURE

          NONE

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)	Documents filed as part of this Report		Page

	(1)	Financial Statements:
		Reports of Independent Public Accountants	F-1
		Consolidated Balance Sheets as of December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the
		years ended December 31, 2001, 2000, and 1999	F-5
Consolidated Statements of Stockholders' Equity for
		the years ended December 31, 2001, 2000 and 1999	F-6
Consolidated Statements of Cash Flows for the years
		ended December 31, 2001, 2000 and 1999	F-7
		Notes to Consolidated Financial Statements	F-8

	(2)	All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes to the financial statements.

(3)	Exhibits:

	3.1	Certificate of Incorporation of the Company filed May 7, 1982 and Amendment to Certificate of Incorporation filed April 25, 1984 (1)

	3.2	Amendment to Certificate of Incorporation filed August 4, 1987 (3)

	3.3	Amendment to Certificate of Incorporation filed January 18, 1989 (4)

	3.4	Amendment to Certificate of Incorporation filed July 13, 1989 (5)

	3.5	Amendment to Certificate of Incorporation filed August 3, 1993 (11)

	3.6	Amendment to Certificate of Incorporation filed November 21, 1997 (22)

	3.7	Amended and Restated By-Laws of Seitel, Inc. effective July 26, 2000 (30)

	4.1	Specimen of Common Stock Certificate (1)

	4.2	Form of Warrant Certificate granted to certain employees and one Director of the Company in December 1990 and expiring in December 2001 (8)

	4.3	Form of Promissory Note for Employee Stock Purchase dated July 21, 1992 (10)

	4.4	Form of Subscription Agreement for Employee Stock Purchase dated July 21, 1992 (10)

	4.5	Form of Pledge for Employee Stock Purchase dated July 21, 1992 (10)

	4.6	Form of Warrant Certificate granted under the 1994 Warrant Plans (14)

	4.7	Form of Warrant Certificate granted under the 1995 Warrant Reload Plan (16)

	4.8	Form of Executive Warrant Certificate granted to certain employees of the Company in November 1997 and expiring in November 2002 (22)

	4.9	Form of Bonus Warrant Certificate granted to an employee of the Company in November 1997 and expiring in November 2002 (22)

	4.10	Form of Departure Warrant granted to certain employees of the Company in August 1997 (24)

	4.11	Form of Employment Warrant granted to an employee of the Company in April 1998 and expiring in April 2008 (24)

	4.12	Form of Employment Warrant granted to an employee of the Company in April 1998 and expiring in April 2008 (24)

	4.13	Amended and Restated 1998 Employee Stock Purchase Plan (27)

	4.14	Form of Employment Warrant granted to an employee of the Company in November 1999 and expiring in November 2009 (29)

	10.1	1993 Incentive Stock Option Plan of the Company (11)

	10.2	Amendment No. 1 to the Seitel, Inc. 1993 Incentive Stock Option Plan (15)

	10.3	Statement of Amendments effective November 29, 1995, to the Seitel, Inc. 1993 Incentive Stock Option Plan (18)

	10.4	Statement of Amendments effective April 22, 1996, to the Seitel, Inc. 1993 Incentive Stock Option Plan (18)

	10.5	Amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan effective December 31, 1996 (20)

	10.6	Amendment to Limit Options Granted to a Single Participant under the Seitel, Inc. 1993 Incentive Stock Option Plan (22)

	10.7	Amendment to Increase Number of Shares Available for Granting Options under the Seitel, Inc. 1993 Incentive Stock Option Plan (22)

	10.8	Non-Employee Directors' Stock Option Plan of the Company (13)

	10.9	Amendment to the Seitel, Inc. Non-Employee Directors' Stock Option Plan effective December 31, 1996 (20)

	10.10	Seitel, Inc. Non-Employee Directors' Deferred Compensation Plan (18)

	10.11	Non-Employee Directors' Retirement Plan (27)

	10.12	Seitel, Inc. Amended and Restated 1995 Warrant Reload Plan (19)

	10.13	Amendment to the Seitel, Inc. Amended and Restated 1995 Warrant Reload Plan effective December 31, 1996 (20)

	10.14	2000 Stock Option Plan of the Company (31)

	10.15	Seitel, Inc. 2001 Inducement Stock Option Plan adopted January 1, 2001 (35)

	10.16	Seitel, Inc. 2001 Non-Officer Stock Option Plan adopted June 5, 2001 (35)

	10.17	Memorandum of Understanding between the Company and Triangle Geophysical Company dated as of June 7, 1984 (1)

	10.18	Lease Agreement by and between the Company and Commonwealth Computer Advisors, Inc. (2)

	10.19	The Company's 401(k) Plan adopted January 1, 1998 (22)

	10.20	Executive Services Agreement dated April 3, 1990 between the Company and Helm Resources, Inc. (7)

	10.21	Employment Agreement effective as of January 1, 1991 between the Company and Paul A. Frame, Jr. (9)

	10.22	Amendment to Employment Agreement dated effective as of January 1, 1998 between the Company and Paul A. Frame, Jr. (22)

	10.23	Paul A. Frame's Employment Contract Amendment No. 2 dated as of June 26, 2000 (30)

	10.24	Employment Agreement effective as of January 1, 1991 between the Company and Horace A. Calvert (9)

	10.25	Amendment to Employment Agreement dated effective as of January 1, 1998 between the Company and Horace A. Calvert (22)

	10.26	Horace A. Calvert's Amended and Restated Employment Agreement dated as of April 1, 2000 (30)

	10.27	Employment Agreement effective as of January 1, 1991 between the Company and Herbert M. Pearlman (9)

	10.28	Amendment to Employment Agreement dated effective as of January 1, 1998 between the Company and Herbert M. Pearlman (22)

	10.29	Herbert M. Pearlman's Employment Contract Amendment No. 2 dated as of June 26, 2000 (30)

	10.30	Employment Agreement effective as of January 1, 1991 between the Company and David S. Lawi (9)

	10.31	Amendment to Employment Agreement dated effective as of January 1, 1998 between the Company and David S. Lawi (22)

	10.32	David S. Lawi's Employment Contract Amendment No. 2 dated as of June 26, 2000 (30)

	10.33	Letter to David S. Lawi from Seitel, Inc. dated June 26, 2000 regarding his October 2, 1998 Promissory Note (30)

	10.34	David S. Lawi's Promissory Note dated as of June 26, 2000 (30)

	10.35	Employment Agreement effective as of January 1, 1993 between the Company and Debra D. Valice (12)

	10.36	Amendment to Employment Agreement dated effective as of January 1, 1998 between the Company and Debra D. Valice (22)

	10.37	Amendment to Employment Agreement dated effective as of June 10, 1998 between the Company and Debra D. Valice (23)

10.38

Joint Venture Agreement dated April 5, 1990 by and between Seitel Offshore Corp., a wholly owned subsidiary of the Company, and Digicon Data Inc., a wholly owned subsidiary of Digicon Geophysical Corp. (6)

	10.39	Revolving Credit Agreement dated as of July 22, 1996, among Seitel, Inc. and The First National Bank of Chicago (18)

	10.40	First Amendment to Seitel, Inc. Revolving Credit Agreement dated as of August 30, 1996 among the Company and The First National Bank of Chicago (19)

	10.41	Second Amendment to Revolving Credit Agreement dated as of July 22, 1996, among Seitel, Inc. and The First National Bank of Chicago (21)

	10.42	Ratable Note in the amount of $20,000,000 among Seitel, Inc. and Bank One, Texas, N.A. dated as of May 1, 1997 (21)

	10.43	Ratable Note in the amount of $30,000,000 among Seitel, Inc. and The First National Bank of Chicago dated as of May 1, 1997 (21)

	10.44	Third Amendment to Revolving Credit Agreement dated as of March 16, 1998 among Seitel, Inc. and The First National Bank of Chicago (22)

	10.45	Ratable Note in the amount of $40,000,000 among Seitel, Inc. and The First National Bank of Chicago dated March 16, 1998 (22)

	10.46	Ratable Note in the amount of $35,000,000 among Seitel, Inc. and Bank One, Texas, N.A. dated as of March 16, 1998 (22)

	10.47	Amendment No. 4, dated as of August 10, 1999, among Seitel, Inc., a Delaware Corporation, the Lenders executing this Amendment and the First National Bank of Chicago, as Agent for the Lenders (27)

	10.48	Amendment No. 5, dated as of March 16, 2001, among Seitel, Inc., a Delaware Corporation, the Lenders executing this Amendment and Bank One, NA (33)

	10.49	Amendment No. 6, dated as of May 11, 2001, among Seitel, Inc., a Delaware Corporation, the Lenders executing this Agreement and Bank One, NA (34)

	10.50	Credit Agreement dated as of June 29, 2001, among Seitel, Inc. and Bank One, NA as Agent and LC Issuer and Comerica Bank - Texas as Syndication Agent (35)

	10.51	Ratable Note in the amount of $25,000,000 among Seitel, Inc. and Comerica Bank-Texas (35)

	10.52	Ratable Note in the amount of $15,000,000 among Seitel, Inc. and Guaranty Bank (35)

	10.53	Incentive Compensation Agreement (10)

	10.54	Note Purchase Agreement dated as of December 28, 1995, between the Company and the Series A Purchasers, the Series B Purchasers and the Series C Purchasers (17)

	10.55	First Amendment to Note Purchase Agreement dated as of February 12, 1999 between the Company and Senior Noteholders as of December 28, 1995 (26)

	10.56	Second Amendment, dated as of July 14, 1999, to the Separate Note Purchase Agreements, dated as of December 28, 1995, among Seitel, Inc. and the Noteholders (27)

	10.57	Third Amendment, dated as of November 22, 1999, to the Separate Note Purchase Agreements, dated as of December 28, 1995, among Seitel, Inc. and the Noteholders (28)

	10.58	Fourth Amendment, dated as of October 15, 2001, to the Separate Note Purchase Agreements, dated as of December 28, 1995, among Seitel, Inc. and the Noteholders (38)

	10.59	Fifth Amendment, dated as of March 27, 2002, to the Separate Note Purchase Agreements, dated as of December 28, 1995, among Seitel, Inc. and the Noteholders (38)

	10.60	Revolving Credit Agreement, dated as of November 9, 1999, between Olympic Seismic Ltd. and Royal Bank of Canada (28)

	10.61	Amendment, dated as of March 2, 2000, to the Revolving Credit Agreement, dated as of November 9, 1999, between Olympic Seismic Ltd. and Royal Bank of Canada (28)

	10.62	Revolving Credit Agreement dated as of December 11, 1998, between the Company and Suntrust Bank, Atlanta (25)

	10.63	Note Purchase Agreement dated as of February 12, 1999, between the Company and the Series D Purchasers, the Series E Purchasers and the Series F Purchasers (25)

	10.64	First Amendment, dated as of July 14, 1999, to the Separate Note Purchase Agreements, dated as of February 12, 1999, among Seitel, Inc. and the Noteholders (27)

	10.65	Second Amendment, dated as of November 22, 1999, to the Separate Note Purchase Agreements, dated as of February 12, 1999, among Seitel, Inc. and the Noteholders (28)

	10.66	Third Amendment, dated as of October 15, 2001, to the Separate Note Purchase Agreements, dated as of February 12, 1999, among Seitel, Inc. and the Noteholders (38)

	10.67	Fourth Amendment, dated as of March 27, 2002, to the Separate Note Purchase Agreements, dated as of February 12, 1999, among Seitel, Inc. and the Noteholders (38)

	10.68	Note Purchase Agreement dated as of October 15, 2001, between the Company and the Series G Purchasers, the Series H Purchasers and the Series I Purchasers (36)

	10.69	Executive Retention Agreement with Kevin S. Fiur dated October 12, 2001 (38)

	16.1	Concurrence letter of Arthur Andersen LLP dated December 6, 2000 (32)

	21.1	Subsidiaries of the Registrant (38)

	23.1	Consent of Ernst & Young LLP (38)

	23.2	Consent of Arthur Andersen LLP (38)

	23.3	Consent of Garb Grubbs Harris & Associates, Inc.(38)

	23.4	Consent of Bella Geo Technical Services Ltd.*

	23.5	Consent of Boyd Exploration Consultants Ltd.*

	99.1	Civil Action Complaint (37)

	99.2	Civil Action Complaint*

(b)	Reports on Form 8-K filed during the quarter ended December 31, 2001:

The Company filed a Form 8-K on October 16, 2001 disclosing the completion of the funding of a private placement of Unsecured Senior Notes with institutional investors.

* Filed herewith

	(1)	Incorporated by reference to the Company's Registration Statement, as amended, on Form S-1, No. 2-92572 as filed with the Securities and Exchange Commission on August 3, 1984.

(2)

Incorporated by reference to Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-2, File No. 33-32838, as filed with the Securities and Exchange Commission on October 10, 1991.

	(3)	Incorporated by reference to the Company's Registration Statement, as amended, on Form S-2, No. 33-21300 as filed with the Securities and Exchange Commission on April 18, 1988.

	(4)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1988.

	(5)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

	(6)	Incorporated by reference to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

	(7)	Incorporated by reference to the Company's Registration Statement, as amended, on Form S-2, No. 33-34217 as filed with the Commission on April 6, 1990.

	(8)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.

	(9)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1991.

	(10)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992.

	(11)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1993.

	(12)	Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1993.

	(13)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1994.

	(14)	Incorporated by reference to the Company's Registration Statement on Form S-8, No. 33-89934 as filed with the Securities and Exchange Commission on March 2, 1995.

	(15)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1995.

	(16)	Incorporated by reference to the Company's Registration Statement on Form S-8, No. 333-01271 as filed with the Securities and Exchange Commission on February 28, 1996.

	(17)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

	(18)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1996.

	(19)	Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1996.

	(20)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

	(21)	Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1997.

	(22)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

	(23)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 1998.

	(24)	Incorporated by reference to the Company's Registration Statement on Form S-8, No. 333-64557 as filed with the Securities and Exchange Commission on September 29, 1998.

	(25)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

	(26)	Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 1999.

	(27)	Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1999.

	(28)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

	(29)	Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 2000.

	(30)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 2000.

	(31)	Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2000.

	(32)	Incorporated by reference to the Company's Form 8-K filed on December 7, 2000.

	(33)	Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

	(34)	Incorporated by reference to the Company's Form 10-Q for the quarter ended March 31, 2001.

	(35)	Incorporated by reference to the Company's Form 10-Q for the quarter ended June 30, 2001.

	(36)	Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2001.

	(37)	Incorporated by reference to the Company's Form 8-K filed on April 24, 2002.

	(38)	Incorporated by reference to the Company's Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2001.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Registrant has duly caused this report on Form 10-K/A, Amendment No. 3, to be signed on its behalf by the undersigned, thereunto duly authorized.

SEITEL, INC.

By:	/s/	Paul A. Frame

		Paul A. Frame
		Chairman of the Board of Directors
		and President

Date:		May	3,	2002

Pursuant to the requirements of the Securities Act of 1934, this Report on Form 10-K/A, Amendment No. 3, has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/	Paul A. Frame	Chairman of the Board of Directors, President,	May	3,	2002
		Chief Executive Officer and Director
	Paul A. Frame

/s/	Kevin S. Fiur	Executive Vice President, Chief Operating Officer	May	3,	2002
		and Director
	Kevin S. Fiur

/s/	Debra D. Valice	Executive Vice President, Chief Financial Officer,	May	3,	2002
		Secretary, Treasurer and Director
	Debra D. Valice

/s/	Walter M. Craig, Jr.	Director	May	3,	2002

	Walter M. Craig, Jr.

/s/	William Lerner	Director	May	3,	2002

	William Lerner

/s/	John Stieglitz	Director	May	3,	2002

	John Stieglitz

/s/	Fred S. Zeidman	Director	May	3,	2002

	Fred S. Zeidman

/s/	Marcia H. Kendrick	Chief Accounting Officer	May	3,	2002

	Marcia H. Kendrick

EXHIBIT INDEX

Exhibit	Title

23.4	Consent of Bella Geo Technical Services Ltd.

23.5	Consent of Boyd Exploration Consultants Ltd.

99.2	Civil Action Complaint